Exhibit 23.2

Report of Independent Auditor

We consent to the use of our report dated January 24, 2002 in the Form 10-K of United Defense, Industries, Inc. for the year ended December 31, 2001, with respect to the financial statements (not presented separately therein) of FNSS Savunma Sistemieri Anonim Sirketi as of December 31, 2001 and to the incorporation by reference of such report in the previously filed Registration Statement No. 333-60207.

/s/ Aktif Analiz S.M.M.M. A.S
Member of Andersen Worldwide
March 18, 2002